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FOR DIGITAL TELEPORT
Sal Cinquegrani
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             DIGITAL TELEPORT RECEIVES APPROVAL ON INTERIM FINANCING

ST. LOUIS - (Jan. 7, 2002) - Digital Teleport Inc. today announced that a federal Bankruptcy Court judge has approved a company request for initial lending under a $5 million debtor-in-possession financing arrangement. The Court also approved various other requests that provide authority to continue the company's day-to day operations as a regional fiber communications provider in secondary and tertiary markets.

Judge Barry S. Schermer of the U. S. Bankruptcy Court for the Eastern District of Missouri in St. Louis, approved the company's request to pay pre-filing and post-filing employee wages, benefits and business expenses. These requests were among various other "first day motions" filed with the Court. A hearing on full funding under the DIP financing is pending. Digital Teleport filed for voluntary Chapter 11 reorganization on Dec. 31.

KLT Telecom Inc., the current majority owner of Digital Teleport, is providing the $5 million DIP financing. Digital Teleport will use the credit facility plus cash from continuing operations to fund post-filing operating expenses and obligations to suppliers and employees.

"We are pleased with the Court's prompt approval of our 'first day' motions," said Paul Pierron, president and CEO of Digital Teleport. "This should provide comfort to our vendors and employees that we intend to continue our normal daily business operations until we successfully emerge from court-supervised restructuring."

Through Chapter 11 reorganization, the company plans to exit the national long-haul business and eliminate non-revenue producing fiber routes outside its operating region. Digital Teleport will focus on operating its traditional core fiber optic network that spans a five-state region in the Midwest.

Digital Teleport has retained Sonnenschein Nath & Rosenthal as its main legal counsel and Summers Compton Wells & Hamburg as special co-counsel. The company's financial advisor during the restructuring is Deloitte & Touche LLP.


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Digital Teleport
January 7, 2002


ABOUT DIGITAL TELEPORT

Digital Teleport provides wholesale fiberoptic transport services in secondary and tertiary markets to national and regional communications carriers. The company also provides Ethernet service to enterprise customers and government agencies in office buildings in areas adjacent to the company's metropolitan network rings. Formed in June 1989, Digital Teleport is 83.4 percent owned by KLT Telecom Inc. Year-to-date through Sept. 30, 2001 Digital Teleport reported total revenues of $13 million, up 68 percent over the same nine-month period a year earlier. The company's Web site is WWW.DIGITALTELEPORT.COM.

FORWARD LOOKING STATEMENTS

This news release contains projections or other forward-looking statements regarding future events, outcomes, growth projections or the future financial performance of Digital Teleport. These statements are only predictions. Actual events or results may differ materially from these forward-looking statements. Digital Teleport's Chapter 11 petitions and all other documents filed with the bankruptcy court contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. All actions contemplated by Digital Teleport are subject to bankruptcy court approval.

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